Exhibit 10.49

GENERAC POWER SYSTEMS, INC.

P.O. Box 295

Waukesha, Wisconsin 53187

September 22, 2008

Edward A. LeBlanc

Dear Ed:

This letter (the “Separation Agreement”)_sets forth the terms and conditions of the executive transition and consulting arrangements you have discussed with the Board of GPS CCMP Acquisition Corp. (“Holdings”). We are pleased that you have chosen to continue working with Generac as a consultant and member of the board of directors.

1.             Transition Period. Effective as of September 30, 2008 (the “Separation Date”), you will resign as, and by executing the Separation Agreement, you are hereby resigning as, the Chief Executive Officer and any other officer position of Holdings and Generac Power Systems, Inc. (“Generac” of the “Company”) and any subsidiary of either Holdings or Generac. For the transition period commencing the date of this letter through the Separation Date you will transition your responsibilities as Chief Executive Officer to Aaron Jagdfeld. During this transition period, you will continue to receive a salary based on an annual salary of $500,000, less payroll tax deductions required by law and payable in accordance with Generac’s customary payroll practices.

2.             Consulting Position. Commencing with the Separation Date and continuing for a period of 12 months thereafter, you will be a consultant to Holdings and Generac. During this period, you will spend up to one week a month working with Generac on activities mutually agreed upon by the Board, Aaron Jagdfeld, and you. You will remain a member of the board of directors of Generac, Holdings and Generac Acquisition Corp.; it being understood that the shareholders of Holdings have the right to elect and appoint directors. This consulting arrangement may by renewed by mutual agreement on an annual basis after the expiration of the initial consulting term referred to above. During such time as you are a consultant to the Company, you shall not be entitled to additional compensation for your service in any capacity to Holdings or Generac or any of their subsidiaries, or as a director of any such entities.

3.             Equity Arrangements. Pursuant to that certain letter, dated October 23, 2007, between the Company and you regarding your employment as Chief Executive Officer of Generac (the “Employment Letter”), it was contemplated: (1) the purchase by you of shares of class A common stock and (2) the loan to you of funds to purchase 100 shares of class B voting common stock of GPS CCMP Acquisition Corp. As you know, neither of these transactions has been consummated and you are hereby agreeing to forfeit and waive any right to these equity arrangements and that Section 3 of the Employment Letter is terminated in all respects.

However, you have purchased for cash a total of 20.9075 shares of class B voting common stock of Holdings in two transactions (February 2007 and June 2008), and will retain these shares.

4.             Severance. Subject to your execution and the effectiveness of the release attached hereto as Exhibit A hereto (the “Release of Claims”), in addition to any salary payments and payments for unused vacation time owing for or through the final payroll period through the Separation Date, you shall receive the following payments and benefits for the periods indicated, less any payroll deductions required by law, which shall be in lieu of any other payments or benefits (including vacation or other paid leave time) to which you otherwise might be entitled:

a.               payment of an amount equal to $150,000 annually, less payroll tax deductions required by law, payable in accordance with the standard payroll practices of the Company. All other benefits, perquisites or allowances will terminate effective the Separation Date; provided the Company will reimburse your reasonable expenses for travel and accommodation related to your position as consultant to the Company and you will be entitled to reimbursement for any outstanding expenses for which you are entitled to reimbursement under the Employment Letter. During such time as you are a consultant to the Company, you shall not be entitled to additional compensation for your service in any capacity to Holdings or Generac or any of their subsidiaries, or as a director of any such entities;

b.              the Company shall maintain Continued Benefits for the continued benefit of yourself, your spouse and your dependants for a period of 19 months commencing on the Separation Date (the “Continued Benefits Period”); and

c.               following the Continued Benefits Period, you shall be entitled to full COBRA rights; provided, however, if you elect to utilize rights under COBRA after the Separation Date, you shall be responsible for all premiums in respect thereof, as permitted by law.

5.             Conditions. As a consultant to the Company, you hereby agree to abide by the Company’s policies and procedures which may be implemented from time to time.

6.             Not an Employment Agreement. You acknowledge that effective as of the Separation Date and during the period in which you are providing consulting services to the Company hereunder, you will be an independent contractor, and not an employee, of the Company. This letter is not intended to and does not constitute an employment agreement between you and the Company or any of its affiliates, and does not create an obligation by the Company or its affiliates to employ or to continue employ you for any period.

7.             Miscellaneous. This letter constitutes the complete understanding between us with respect to your resignation as our Chief Executive Officer and your provision of consulting services and supersedes any other prior written or oral agreements or understandings between us (including the Employment Letter); it being understood that the Employment Letter shall remain in effect until the Separation Date. This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

To confirm that this letter accurately reflects our understanding, please sign the enclosed copy of this Separation Agreement in the space below.

Sincerely,

GENERAC POWER SYSTEMS, INC.

	By:	/s/ Aaron P. Jagdfeld
		Name:	Aaron P. Jagdfeld
		Title:	C.E.O.

GPS CCMP ACOUISITION CORP.

	By:	[ILLEGIBLE]
Name:
Title:

ACCEPTED AND AGREED
this 22nd day of September, 2008

/s/ Edward A. Leblanc
EDWARD A. LEBLANC

Exhibit A

RELEASE OF CLAIMS

A release is required as a condition for receiving the benefits described in Section 3 of the Separation Agreement, dated as of September 22, 2008, by and among GENERAC POWER SYSTEMS, INC. (the “Company”) and Edward A. LeBlanc (“Executive); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members (including, without limitation, GPS CCMP ACQUISITION CORP. and GENERAC ACQUISITION CORP.) and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, GPS CCMP Acquisition Corp. and Generac Acquisition Corp., including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company, GPS CCMP Acquisition Corp. and Generac Acquisition Corp. It is also acknowledged that your termination is not in any way related to any work-related injury.

Based on executing this Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this Release. It also is understood and agreed that the remedy at law for breach of the Separation Agreement and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Separation Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

•                  You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

•                  You understand and agree that the compensation and benefits described in the Separation Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

/s/ Edward A. Leblanc
Date September 22, 2008	EDWARD A. LEBLANC